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                                                                       EXHIBIT 5



ATTORNEYS AT LAW
4365 EXECUTIVE DRIVE, SUITE 1600
SAN DIEGO, CA 92121-2189
TEL (619) 677-1400                                                  OUR FILE NO.
FAX (619) 677-1477                                                    8203-92001

http://www.gcwf.com               May 21, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     As legal counsel for Cohu, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of a total of up to 400,000 shares of the Common Stock, $1.00 par value, of the Company which may be issued pursuant to the Cohu, Inc. 1997 Employee Stock Purchase Plan and the Cohu, Inc. 1996 Outside Directors Stock Option Plan (collectively, the "Plans"). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

     Based on such examination, we are of the opinion that the 400,000 shares of Common Stock which may be issued under the Plans are duly authorized shares and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                                       Respectfully submitted,

                                       /s/ Gray Cary Ware  Freidenrich

                                       GRAY CARY WARE & FREIDENRICH
                                       A Professional Corporation



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